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                                                                Exhibit 99.1

LONDON AND NEW YORK,  2 DECEMBER 1997

       BANKERS TRUST TO ACQUIRE NATWEST'S EUROPEAN CASH EQUITIES BUSINESS

Addition Of Top-Ranked Equities Research, Sales and Trading, and Primary Markets
    Origination Capabilities Strengthens Global Dimension of Bankers Trust's
                         Investment Banking Activities


  Bankers Trust (NYSE: BT) announced today that it has signed a definitive agreement with National Westminster Bank PLC to acquire NatWest Markets' Pan-European cash equities business.

  The agreement calls for Bankers Trust to pay (Pounds)129 million in cash for NatWest Markets' top-ranked equities research, institutional sales and trading, and primary markets origination businesses in the UK and Continental Europe. The acquisition is expected to be completed by the second quarter of 1998 and is subject to certain closing conditions, including regulatory approvals. The transaction will be accounted for as a purchase and is expected to be accretive to Bankers Trust earnings per share beginning in 1998.

  Frank Newman, chairman of the board of directors and chief executive officer of Bankers Trust New York Corporation, said: "The businesses we are acquiring bring a powerful global dimension to the equities business of Bankers Trust. Through our merger with Alex. Brown, Bankers Trust gained superior strength in equities research, underwriting and distribution, particularly in North America. The addition of NatWest Markets' Pan-European equities business further strengthens our ability to offer our clients worldwide highly ranked capabilities across the full range of equity, debt, lending and strategic advisory products and services."

  Derek Wanless, group chief executive, NatWest Group, said: "We believe that Bankers Trust, one of the world's leading financial services companies, will provide the long-term commitment and global platform needed to sustain and grow this excellent Pan-European equities franchise."

   With 150 analysts, NatWest Markets ranks as the leading equities research firm in the United Kingdom and the leading Pan-European research specialist. It is also a leading UK corporate broker, with 127 UK-listed client companies.

  The acquisition includes NatWest Markets' European program, basket and listed options trading business, and Wood Mackenzie Consultants, an industry-based research and consulting firm, located in Edinburgh. The businesses that Bankers Trust is acquiring comprise approximately 900 employees in 8 offices in the UK and Continental Europe, with principal offices in England, Scotland, and France and sales offices in Ireland, Italy, Switzerland and The Netherlands.
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  Mr. Newman said:  "The highly regarded professionals at NatWest have established a strong reputation for excellence and commitment to clients values that we share at Bankers Trust. They will play a vital role in expanding our global investment banking activities."

     Joseph Lafferty, global head of cash equities at NatWest Markets, will be appointed co-head of global equities, reporting to Ted Virtue, head of global corporate finance. Mr. Lafferty, who had been based in NatWest Markets' New York office, will return to London to manage Pan-European equities, including Primary Markets. Edmond Warner, global head of equities research at NatWest Markets, will be named head of global equities business strategy, reporting to Mr. Virtue. Working with BT Alex. Brown and the European Equities management teams, Mr. Warner will be responsible for the creation of an integrated global equities business. As part of his responsibilities, he will work with the management of our research effort in the establishment of global industry research teams and their interface with the group's investment bankers. Mr. Virtue reports to Yves de Balmann and Mayo Shattuck, vice chairmen and co-heads of investment banking at Bankers Trust. Scott Dobbie, chairman of NatWest Securities Limited, will be appointed senior adviser to Messrs. de Balmann, Shattuck and Virtue on the integration process. He will also be appointed to a senior position on the Board of Bankers Trust International PLC upon completion of the acquisition.

     Bankers Trust is a leading provider of capital markets capabilities in Europe. With 25 offices in Europe, the firm offers clients a comprehensive range of loan, bond and equity financing products and services. Bankers Trust is the leading provider of senior and subordinated debt finance to the European management buyout market for transactions over $100 million and pioneered the rapidly growing European high yield market. In 1997, Bankers Trust ranked as top lead manager for European high-yield issues and the top arranger of leveraged loans in Europe.
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  Bankers Trust New York Corporation is the seventh largest U.S. bank holding company, with assets of $140 billion and offices in more than 55 countries. Its principal subsidiaries Bankers Trust Company, BT Alex. Brown Incorporated and Bankers Trust International PLC hold leadership positions in leveraged lending, high yield securities, equity underwriting and distribution, strategic advisory, and risk management. Bankers Trust is one of the world's largest investment managers, with more than $302 billion assets under management, and is a leading provider of securities-processing services, with $2 trillion in global assets under custody. Through its private client group, Bankers Trust provides asset management, brokerage, trust, risk management and other services to individuals and families.

Press contacts:
---------------

Suzanne Quigley, Bankers Trust, London    Doug Kidd, Bankers Trust, New York
Tel:  0171/982-2013                       Tel: 212/250-7225
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This document contains estimates of future operating results from Bankers
Trust's acquisition of NatWest's European Cash Equities business. These estimates constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) revenues following the acquisition are lower than expected; (2) competitive pressures among financial institutions increase significantly; (3) costs or difficulties related to the integration of the businesses are greater than expected; (4) general economic conditions are less favorable than expected; and (5) legislation or regulatory changes adversely affect the businesses in which the combined entities would be engaged.